EXHIBIT 99.1 - PRESS RELEASE ISSUED JANUARY 23, 1998

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY
415 N. QUAY STREET
KENNEWICK, WA 99336
509-735-9092 (O)
509-783-5475 (FAX)

             EST ANNOUNCES FCC APPROVAL OF LATEST PRODUCT

KENNEWICK, WASHINGTON --- January 23, 1998 --- Electronic Systems Technology, Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, today announced the Company's latest product, the ESTeem(TM) 192V has been granted type acceptance by the Federal Communication Commission (FCC), effective December 17, 1997. The ESTeem 192V had previously been granted type acceptance in Canada as of November 1997.

The new ESTeem 192V boasts a RF data rate four times faster than the current ESTeem 95 product, while adding infrared and phone interfaces to the radio area network (RAN). The ESTeem 95 will be retained as a low cost, slower data rate alternative in the Company's product line. The ESTeem 192V's standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the RAN. The optional phone port in the ESTeem 192V allows a communications gateway over existing phone lines providing remote data access to and from the RAN world wide.
The Model 192V offers over 50 software selectable channels at a data rate of 19,200 bps, 1 watt RF output in the 72 to 76 MHz frequency range. The narrow band packet burst transceiver allows networking of 253 devices in high EMF environments on a single frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous full duplex interfaces. The ESTeem's internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 5 miles to approximately 20 miles.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST for more details.
                         www.esteem.com
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APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.